Exhibit 99.1

Apogee Acquisition Corp Announces the Separate Trading of Its Class A Ordinary Shares, Warrants and Rights, Commencing on May 28, 2026

New York, NY, May 22, 2026 (GLOBE NEWSWIRE) -- Apogee Acquisition Corp (Nasdaq: AACPU) (the “Company”) today announced that, commencing on May 28, 2026, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares (the “Ordinary Shares”), warrants (the “Warrants”) and rights (the “Rights”) included in the Units.

The Ordinary Shares, Warrants and Rights received from the separated Units will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “AACP,” “AACPW” and “AACPR,” respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “AACPU”. Holders of Units will need to have their brokers contact Efficiency INC., the Company’s transfer agent, in order to separate the Units into Ordinary Shares, Warrants and Rights.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or sector but intends to focus on companies developing, integrating, or enabling advanced technologies across both physical and digital domains, including opportunities in software, hardware, compute infrastructure, engineered materials, intelligent systems, automation, specialized components, energy and power technologies, and other technology-driven platforms that support mission-critical functions across modern markets.

The Units were initially offered by the Company in an underwritten offering. ARC Group Securities LLC acted as sole book-running manager. Copies of the prospectus relating to the offering may be obtained from ARC Group Securities LLC at 398 S Mill Ave, Suite 201B, Tempe, AZ 85281, or by email at operations@arc-securities.com.

The registration statement relating to the securities of the Company became effective on April 6, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”), which could cause actual results to differ from forward-looking statements. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. No assurance can be given that the Company will ultimately complete a business combination transaction.

Contact

Jeffrey Smith, JD, LLM
President, CEO & Chairman
Apogee Acquisition Corp
info@apogeeacquisitioncorp.com
(202) 854-0515